CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of ConnectOne Bancorp, Inc. of our report dated March 10, 2017, relating to the consolidated financial statements as of December 31, 2016 and 2015 and for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, appearing in the Annual Report on Form 10-K of ConnectOne Bancorp, Inc. for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP Crowe Horwath LLP

New York, New York
November 20, 2017